Ex. 10.8

WESTAR ENERGY, INC.
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

Amended and Restated effective as of May 17, 2018
1.    Purposes; History.
The purpose of this Non-Employee Director Deferred Compensation Plan (the “Plan”) is to provide non-employee directors of Westar Energy, Inc. (the “Company”) with the opportunity to elect to defer receipt of specified portions of their director remuneration.
The Plan was initially adopted by the Board on September 15, 1990 and subsequently amended and restated in its entirety as of January 1, 1994, and further amended on May 17, 2000. Effective as of January 1, 2005 the Plan was again amended and restated in its entirety as of January 1, 2005, with all deferrals thereafter by Eligible Directors subject to the terms and conditions thereof. Effective as of May 17, 2018, the Plan was again amended and restated in its entirety to make certain changes related to adjustments in the event of changes in the capitalization of the Company.
2.    Definitions.
In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:
(a)“Administrator” shall mean the Nominating and Corporate Governance Committee (or other comparable committee that oversees compensation of Eligible Directors) of the Board, unless otherwise determined by the Board. Any duty or responsibility allocated to the Administrator under the Plan may also be performed or exercised by the Board.
(b)“Beneficiary” shall mean any person (which may include trusts and is not limited to one person) who has been designated by the Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan in the event of the Participant’s death. If no Beneficiary has been designated who survives the Participant’s death, then Beneficiary means any person(s) entitled by will or, in the absence thereof, the laws of descent and distribution to receive such benefits.
(c)“Board” shall mean the Board of Directors of the Company, or in the event of a corporate transaction involving the Company, the ultimate parent of the Company following such transaction.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.
(e)“Cash Deferral Account” shall mean the account or subaccount established and maintained by the Company for specified deferrals of cash compensation by a Participant, as described in Section 6. Cash Deferral Accounts will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.
(f)“Deferral Account” shall mean a Cash Deferral Account or Stock Deferral Account, as applicable.
(g)“Dividend Equivalents” has the meaning given in Section 8 hereof.
(h)“Eligible Director” shall mean a current member of the Board who is not an employee of the Company.
(i)“Participant” shall mean any Eligible Director who participates or makes an election to participate in the Plan.
(j)“Prime Rate” shall mean the prime rate of interest in effect on the first business day of the applicable calendar year as such rate is reported by the Wall Street Journal (or, if no longer reported by the Wall Street Journal, such other nationally recognized publication as selected by the Administrator).
(k)“Section 409A” means section 409A of the Code and any Treasury Regulations promulgated under, or other administrative guidance issued with respect to, such Code section, as applicable to the Plan at the relevant time.
(l)“Stock” means the common stock of the Company or such other securities or rights economically related to the common stock or other capital stock or securities of the Company as may be designated by the Administrator, including restricted shares of the Company’s common stock and restricted share units. For the avoidance of doubt, the term “Stock” will also include any securities that the common stock of the Company is converted into as the result of a corporate transaction.
(m)“Stock Deferral Account” shall mean the account or subaccount established and maintained by the Company for specified deferrals of Stock compensation by a Participant, as described in Section 8. Stock Deferral Accounts will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.

3.    Administration.
(a)The Administrator shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan (including timing and manner of elections to be made with respect to participation in the Plan), and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Administrator may appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.
(b)Each member of the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.
4.    Eligibility.
Each Eligible Director shall be eligible to participate in the Plan.
5.    Provisions Relating to Participant Deferrals.
(a)To the extent authorized by the Administrator, a Participant may elect to defer all or any portion of cash or Stock remuneration payable by the Company for the Participant’s service as a member of the Board, including retainers, committee chair and meeting fees, and Stock awards, until such Participant ceases to be an Eligible Director or such other date or event as permitted under Section 409A and the rules established by the Board and uniformly applied. The Administrator may impose limitations on the amounts permitted to be deferred and other terms and conditions on deferrals under the Plan. Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions published by the Administrator.

(b)Once an election form, properly completed, is received by the Administrator, the elections of the Participant shall be irrevocable; provided, however, that the Administrator may permit a Participant to amend, revoke, or supersede a prior election in such special circumstances that meet the requirements of Section 409A, as may be determined by the Administrator.
(c)An election to defer cash or Stock awards hereunder must be received by the Administrator prior to the date specified by the Administrator and in accordance with Section 409A.
6.    Cash Deferral Accounts.
(a)One or more Cash Deferral Accounts will be established for each Participant, as determined by the Administrator. The amount of cash compensation deferred with respect to each Participant will be credited to a Cash Deferral Account for such Participant as of the date on which such amounts would have been paid to the Participant but for the Participant’s election to defer receipt hereunder. The amounts of hypothetical income and appreciation and depreciation in value of such account, as applicable, will be credited and debited to, or otherwise reflected in, such Cash Deferral Account from time to time.
(b)Subject to the provisions hereof, amounts credited to a Cash Deferral Account shall earn interest at a rate, with respect to any calendar year, equal to the Prime Rate plus one (1%) percent, and such interest will be credited to the Cash Deferral Account from time to time; provided, however, that during the time period that installment payments are being made from a Cash Deferral Account, the balance of the Cash Deferral Account shall earn interest at a rate, with respect to any calendar year, equal to the Prime Rate, and such accrued interest will be paid together with the next distribution from the account.
7.    Settlement of Cash Deferral Accounts.
(a)The Company shall settle a Participant’s Cash Deferral Account and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Cash Deferral Account, by payment of cash in accordance with the Participant’s elections relating thereto.
(b)Payments in settlement of a Cash Deferral Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events) and in the manner directed by the Participant in his or her election relating to such Cash Deferral Account.
(c)Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Administrator determines that the Participant has a financial emergency of such a substantial nature and beyond the

Participant’s control that payment of amounts previously deferred under the Plan is warranted, the Administrator may direct the payment to the Participant of all or a portion of the balance of a Cash Deferral Account provided the time and manner of such payment is in accordance with Section 409A.
8.    Stock Deferral Accounts
(a)One or more Stock Deferral Accounts will be established for each Participant, as determined by the Administrator. In the event of Stock deferrals, upon the date of grant or, if applicable, satisfaction of vesting of other conditions, the Administrator will credit such Participant’s Stock Deferral Account with share credits equal to the number of shares of Stock elected to be deferred, including fractional share credits.
(b)The Participant is deemed to receive “dividends” on the shares of Stock credited to the Participant’s Stock Deferral Account equal to the dividends paid on the Stock and such other dividend rights related to Stock, if any, whether vested or unvested, granted to the Participant as such rights are approved by the Administrator (“Dividend Equivalents”). The notional dollar amount of the Dividend Equivalents will be converted into additional share credits of Stock, including fractional share credits, and credited to the Participant’s Stock Deferral Account by dividing (x) the notional dollar amount of the Dividend Equivalents by (y) the average of the highest and lowest sales price of the Stock for the three (3) trading days immediately preceding the dividend payment date, unless the Administrator determines that another procedure for determining conversion would be more appropriate; provided, however, that during the time period that installment distributions are being made from a Stock Deferral Account, the notional dollar amount of Dividend Equivalents earned on the balance of the Stock Deferral Account shall be paid together with the next distribution from the account. In the event that, following a corporate transaction with respect to the Company, the Stock Deferral Account is converted into a right with respect to cash (rather than shares of Stock), the Stock Deferral Account shall be credited with interest as described in Section 6(b).
The Stock Deferral Account will be adjusted for any stock dividends, stock splits or like events as determined by the Administrator.
9.    Settlement of Stock Deferral Accounts.
(a)Issuance of shares of Stock in settlement of a Stock Deferral Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events) and in the manner directed by the Participant in his or her election relating to such Stock Deferral Account.
(b)Distributions in settlement of a Participant’s Stock Deferral Account shall be made in shares of Stock, except that the value of (i) any fractional share and (ii) Dividend Equivalents earned during the time period that installment distributions are being made from a Stock Deferral Account shall, in each case, be paid in cash. In the event that, following a corporate transaction with respect to the Company, the Stock Deferral Account is converted into a right with respect to cash (rather than shares of Stock), distributions in settlement of a Participant’s Stock Deferral Account shall be made in cash.
(c)Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Administrator determines that the Participant has a financial emergency of such a substantial nature and beyond the Participant’s control that payment of amounts previously deferred under the Plan is warranted, the Administrator may direct the payment to the Participant of all or a portion of the balance of a Stock Deferral Account and the time and manner of such payment in accordance with Section 409A.
10.    Statements.
Participants shall receive statements reflecting the amount credited to a Participant’s Deferral Accounts and transactions therein not less frequently than once each calendar year.
11.    Beneficiary.
In the case of the death of the Participant prior to the payment of all benefits accrued in such Participant’s Deferral Accounts, the Beneficiary will receive the remainder of the accrued benefits in the Deferral Accounts in a lump sum payment or in such number of installments (not to exceed 15 years) as may be directed by the Participant in his or her election relating to such Deferral Accounts.
12.    Amendment, Termination and Adjustments.
The Administrator may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, shareholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant’s Deferral Account. Notwithstanding the foregoing, the Administrator may, in its sole discretion, terminate the Plan (in whole or in part) at any time and distribute to Participants (in whole or in part) the amounts credited to their Deferral Accounts. Notwithstanding anything to the contrary herein, the Administrator may amend or terminate the Plan at any time to conform the Plan to or to comply with any applicable law or regulation with which the Administrator deems it necessary or desirable to comply.

13.    General Provisions.
(a)Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
(b)Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation deferred and relating to the Deferral Account to which the payments relate against the Company or any subsidiary thereof, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.
(c)The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company.
(d)A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her Deferral Account until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied in full.
(e)The Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.
(f)The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Kansas, without regard to provisions governing conflicts of laws, except as such matters may be governed by applicable federal law.
(g)A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Deferral Account, if applicable, and neither the Company nor the Administrator shall be liable or responsible therefor.
(h)The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.
(i)In the event that any provisions of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
(j)The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan.
14.    Section 409A. This Plan is intended to comply with Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. Notwithstanding anything in this Plan to the contrary, if any Plan provision would result in the imposition of an additional tax under Section 409A, that Plan provision shall be reformed, to the extent permissible under Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights under this Plan.
15.    Effective Date; Termination.
The Plan, as amended and restated herein, shall be effective as of May 17, 2018, and shall terminate at such time as the Company has no remaining obligations to Participants under the Plan.